EXHIBIT 10.1

                          ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is entered into as of September 6, 2007, by and between Gateway Offshore Pipeline Company, a Nebraska corporation ("Buyer"), Gateway Energy Corporation, a Delaware corporation ("Parent"), Gulfshore Midstream Pipelines, Ltd., a Texas limited partnership ("Seller"), and Gulfshore Midstream, LLC (the "General Partner"), Trailblazer Partners, Ltd. and Bayou Trail Enterprises, Ltd. (collectively, with the General Partner, the "Partners").

                                    Recitals:

     WHEREAS, the Partners own all of the general partner and limited partner interests of Seller and Seller desires to sell the Assets (as hereinafter defined) of Seller to Buyer, and Buyer desires to acquire from Seller the Assets for the consideration and on the terms set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants, undertakings, representations and warranties set forth herein, the Parties agree as follows:

                                    ARTICLE 1
                                   Definitions

     For purposes of this Agreement, the terms set forth below shall have the following meanings:

     1.1 "Action" means any action, suit, arbitration, proceeding or investigation by or before any Governmental Authority or arbitrator.

     1.2 "Adjustment Period" shall have the meaning set forth on Section 2.3.1.

     1.3 "Affiliate" means:

          1.3.1 with respect to any Person which is a business entity:

                    (a) any Person owning or holding, directly or indirectly, 10% or more of the equity capital in such business entity, or

                    (b) any Person in which such business entity owns or holds, directly or indirectly, 10% or more of the equity capital;

          1.3.2 with respect to any Person which is a trust or similar entity:

                    (a) any trustee or other fiduciary of such trust or similar entity; or

                    (b) any direct or indirect beneficiary of such trust or similar entity;

          1.3.3 with respect to any natural Person, any spouse, parent, child, grandchild grandparent, brother or sister of such Person.

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     1.4 "Agreement" means this Agreement, together with the Schedules and
Exhibits hereto.

     1.5 "Assets" means all of the assets to be sold to Buyer pursuant to
Section 2.1.

     1.6 "Assumed Contracts" shall have the meaning set forth in Section 2.1.4.

     1.7 "Assumed Liabilities" shall have the meaning set forth in Section 2.4.

     1.8 ."Basket" shall have the meaning set forth in Section 10.4.1.

     1.9 "Borrowed Money Indebtedness" means without duplication (i) all obligations of Seller for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness, (ii) any indebtedness evidenced by any note, bond, debenture or other similar instrument,
(iii) all obligations of Seller issued or assumed as the deferred purchase price of property (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practices), (iv) all obligations of Seller for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction that has been drawn upon; (v) any indebtedness guaranteed by Seller, (vi) any obligations under, or associated with, any hedging, derivative or swap agreements, and (vii) all unpaid interest, premiums, penalties, redemption costs and other charges in respect of the prepayment of any obligations of the type described in each of the foregoing in clauses (i) through (vi) in connection with the consummation of the transaction contemplated by this Agreement.

     1.10 "Business" means the business related to the Assets as conducted by Seller prior to the Closing.

     1.11 "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required to close.

     1.12 "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

     1.13 "Buyer Indemnitees" shall have the meaning set forth in Section 10.1.

     1.14 "Charter Documents" means, (a) with respect to any corporation, the articles or certificate of incorporation of the entity, and its by-laws, and any amendments to such documents, (b) with respect to a limited partnership, the articles or certificate of organization or formation of the entity, and its partnership agreement, and (c) with respect to a limited liability company, the articles or certificate of organization or formation of the entity, and its operating or limited liability company agreement.

     1.15 "Closing" means the consummation of the transactions contemplated hereby.

     1.16 "Closing Date" shall have the meaning set forth in Section 2.6.1.

     1.17 "Closing Payment Amount" shall have the meaning set forth in Section 2.6.3.

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     1.18 "Closing Statement" shall have the meaning set forth in Section 2.3.3.

     1.19 "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued thereunder.

     1.20 "Common Stock" shall have the meaning set forth in Section 2.3.1.

     1.21 "Consent" shall have the meaning set forth in Section 3.8.

     1.22 "Contracts" means all contracts, agreements, undertakings, instruments, leases, licenses, commitments and arrangements, except Permits.

     1.23 "Conveyance" means a bill of sale, in the form attached hereto as Exhibit A, together with such deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents as Buyer may reasonably request in order to effect the sale, conveyance and transfer of the Assets from Seller to Buyer, provided that any such instruments or documents of conveyance and transfer are in form and substance reasonably acceptable to Seller.

     1.24 "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, payments and Liabilities (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable outside attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, Damages shall not include any exemplary, punitive, special, indirect, consequential, remote, or speculative damages, including lost profits.

     1.25 "Dollars" or "$" means lawful currency of the United States.

     1.26 "Easements" means rights-of-way, servitudes, rights of egress and ingress and other similar rights related to the use or enjoyment of real property.

     1.27 "Effective Time" shall have the meaning set forth in Section 2.1.

     1.28 Reserved.

     1.29 "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     1.30 "Environmental Law" means any Law pertaining to health (with respect to exposure to Hazardous Materials) or the Environment currently in effect in any or all jurisdictions in which Seller owns Assets or has owned assets or conducts or has conducted business, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and

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Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation
Act, as amended, the Oil Pollution Act of 1990, and any state and local Laws implementing or comparable to the foregoing federal Laws.

     1.31 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.32 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.33 "Extended Representations" shall have the meaning set forth in Section 10.3.4.

     1.34 "GAAP" means U.S. generally accepted accounting principles at the time in effect and applied on a basis consistent with prior periods.

     1.35 "Governmental Authority" means any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, any federal, state or local court or tribunal and any arbitrator or arbitral tribunal.

     1.36 "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     1.37 "Knowledge" means present, actual and not imputed or constructive knowledge, without any duty of inquiry. For purposes of Seller's Knowledge, it shall be the Knowledge of Jerry Verbout and Paul VanderLinden. For purposes of Buyer's or Parent's Knowledge, it shall be the Knowledge of any officer of the Buyer or Parent.

     1.38 "Indebtedness" means, (i) Borrowed Money Indebtedness; and (ii) the amount of any capital lease obligations that would be required to be reflected as a liability on the balance sheets of Seller.

     1.39 "Indemnitee" shall have the meaning set forth in Section 10.3.1.

     1.40 "Insurance Policies" shall have the meaning set forth in Section 3.16.

     1.41 "Intellectual Property" means all trade names, trademarks, service marks, patent rights, patent applications, copyrights, know-how, trade secrets, domain names and other intellectual property rights.

     1.42 "Law" means any applicable law, statute, or ordinance of any nation or state, including the United States of America, and any political subdivision thereof, including any state of the United States of America, any regulation, policy, protocol, proclamation, or executive order promulgated by any Governmental Authority, any rule or regulation of any self-regulator organization such as a securities exchange or public utilities commission, or any applicable judgment, order, decree, or decision of any court or other Governmental Authority having the effect of law in any such jurisdiction.

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     1.43 "Lease" means any lease or sublease of real or personal property.

     1.44 "Leased Personal Property" means all right, title and interest of Seller, as lessee, in and to any personal property leased to Seller.

     1.45 "Liability" means any Indebtedness, obligation, duty or liability of any nature (including any undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability) whether known or unknown, whenever or wherever arising, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet.

     1.46 "Lien" means any lien, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title or the use, benefit or value of the asset in question.

     1.47 "Material Adverse Effect" means any condition, circumstance, event, change, or effect that (i) when used with respect to Seller or the Assets , would reasonably be expected to cause loss or liability in excess of $350,000 with respect to Seller or the Assets after the Closing, or (ii) when used with respect to the ability of a Person to perform its obligations under this Agreement, would reasonably be expected to materially and adversely affect such ability.

     1.48 "Material Contracts" shall have the meaning set forth in Section 3.11.

     1.49 "Material Lease" means a Lease relating to Leased Personal Property involving a term of more than six (6) months or rental obligations exceeding $50,000 per annum.

     1.50 "Order" means any order, judgment, injunction, decree, determination or award of any Governmental Authority.

     1.51 "Party" means each of Seller, the Partners, Buyer and Parent, and "Parties" means Seller, the Partners, Buyer and Parent, collectively.

     1.52 "Permit" means any permit, license, certificate (including a certificate of occupancy), registration, authorization or approval issued by a Governmental Authority.

     1.53 "Permitted Liens" means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established , consistently applied, and
(b) mechanics' and materialmen's Liens not filed of record and similar charges not delinquent or that are filed of record but are being contested in good faith by appropriate proceedings.

     1.54 "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

     1.55 "Pipeline" shall have the meaning set forth in Section 2.1.1.

     1.56 "Pledge Agreement" means the Pledge Agreement, by and between Seller and Buyer in the form attached hereto as Exhibit C.

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     1.57 "Purchase Price" shall have the meaning set forth in Section 2.3.1.

     1.58 "Real Property" means the real property owned, leased, or in which Seller has an interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

     1.59 "Registration Rights Agreement" means the Registration Rights Agreement, by and between Seller and the Parent in the form attached hereto as Exhibit B.

     1.60 "Review Period" shall have the meaning set forth in Section 2.6.1.

     1.61 ."Seller" shall have the meaning set forth in the first paragraph of this Agreement.

     1.62 "Seller Indemnitees" shall have the meaning set forth in Section 10.2.

     1.63 "Tax" or "Taxes" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Authority (including interest and penalties thereon).

     1.64 "Tax Return" means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

     1.65 "Third Party Claim" shall have the meaning set forth in Section
10.3.2.

     1.66 "Update" shall have the meaning set forth in Section 5.6.

                                   ARTICLE II
                         Purchase and Sale of Interests

     2.1 Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of August 1, 2007 (the "Effective Time"), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Liens other than Permitted Liens, all of Seller's right, title and interest in and to the following (but excluding the Excluded Assets):

          2.1.1 all pipeline assets described in Schedule 2.1.1 (the "Pipeline") and all rights, title and interest in any easements or Permits related thereto; however, Buyer acknowledges that Seller does not own fee title to any Real Property relating to the Pipeline and is not including fee title to any Real Property as part of the Assets;

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          2.1.2 all Tangible Personal Property specifically related to the
     Pipeline, including without limitation, measurement facilities and chemical injection equipment;

          2.1.3 all accounts receivable accruing on or after the Effective Time;

          2.1.4 all Material Contracts listed in Schedule 2.1.4 (the "Assumed Contracts");

          2.1.5 all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 2.1.5;

          2.1.6 all data and records related to the operations of Seller related to the Pipeline, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, oil spill response plans, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and other records described in Schedule 2.1.6;

          2.1.7 all of the intangible rights and property of Seller relating to the Pipeline, including going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Schedule 2.1.7; however, Buyer acknowledges that no Intellectual Property is being conveyed or included as part of the Assets;

          2.1.8 all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities on or after the Effective Time, unless expended in accordance with this Agreement;

          2.1.9 all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, arising on or after the Effective Time, including all such claims listed in Schedule 2.1.9; and

          2.1.10 all rights of Seller relating to deposits, prepaid expenses, bonds, claims for refunds, and rights to offset in respect thereof, to the extent that such deposits, expenses, bonds, and claims for refunds were paid or made on or after the Effective Time and relate to Assets described in Sections 2.1.1 through 2.1.9.

          All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets."

          Any Liability incurred by the Parties related to the Assets shall be the responsibility of a Party based upon whether such Liability is a Retained Liability or an Assumed Liability, as set forth below in Sections 2.4 and 2.5.

     2.2 Excluded Assets. Notwithstanding anything to the contrary contained in
Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

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          2.2.1 all cash, cash equivalents and short-term investments;

          2.2.2 all minute books, partnership interest transfer records and company seals;

          2.2.3 those rights relating to deposits and claims for refunds and rights to offset in respect thereof to the extent arising prior to the Effective Time including those listed in Schedule 2.2.3;

          2.2.4 all insurance policies and rights thereunder (except to the extent specified above in Section 2.1.8);

          2.2.5 all of the Contracts of the Seller other than the Assumed Contracts;

          2.2.6 all personnel records;

          2.2.7 all claims for refund of Taxes and other governmental charges of whatever nature;

          2.2.8 all rights in connection with and assets of the Employee Plans; and

          2.2.9 all rights of Seller under this Agreement, the Conveyance, and the Registration Rights Agreement.

     2.3 Consideration.

          2.3.1 Purchase Price. The consideration for the Assets (the "Purchase Price") will be (a) $3,130,00.00 (the "Cash Consideration"), (b) 1,550,000 shares of common stock, par value $0.25 per share ("Common Stock") of the Parent issued to Seller, and (c) the assumption of the Assumed Liabilities.

          2.3.2 Payment of Purchase Price. The Cash Consideration to be paid at Closing pursuant to Section 2.3.1 shall be paid by Buyer to Seller at Closing by wire transfer of immediately available funds to the bank account described in wire transfer instructions provided by Seller to Buyer at least two (2) Business Days prior to Closing.

     2.4 Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer and Parent shall assume and agree to discharge and bear sole responsibility for the following Liabilities relating to the Assets (the "Assumed Liabilities"):

          2.4.1 any trade account payable (other than a trade account payable to any Partner or a Affiliate of a Partner) incurred by Seller in the ordinary course of business for services or goods received during the Adjustment Period;

          2.4.2 any Liability arising after the Effective Time under the Assumed Contracts which shall include any obligations to be performed after the Closing Date (other than any Liability relating to a breach that occurred prior to the Effective Time);

          2.4.3 any Liability of Seller described in Schedule 2.4.3; and

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          2.4.4 in recognition that the conveyance of the Assets is on an
     "as-is, where-is" basis, any other Liability relating to the physical condition of the Assets and their continued use or abandonment, including, without limitation, any obligations with respect to repair, maintenance, abandonment, removal and operation related to the post-Effective Time use of the Assets, and any other post-Effective Time use of the Assets.

     2.5 Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean every liability of the Seller other than Assumed Liabilities, including without limitation:

          2.5.1 any trade account payable incurred by Seller in the ordinary course of business for services or goods received prior to the Effective Time;

          2.5.2 any Liability for a breach of the Assumed Contracts arising before the Effective Time (with the exception of those Liabilities set forth in Schedule 2.5.2);

          2.5.3 any Liability for violation of Environmental Laws arising before the Effective Time ;

          2.5.4 any Liability for Taxes (excluding transfer Taxes) due before the Effective Time, but only for an amount as prorated between the Parties to take into account the portion of any annual tax related to the time period prior to the Effective Time;

          2.5.5 any Liability as described in Schedule 2.5.5.

     2.6 Closing.

          2.6.1 Time and Place. On the terms and subject to the conditions of this Agreement, the Closing shall take place at such location or by such means as the Parties may hereafter agree at 10:00, Central Time, five (5) days after all of the conditions to Closing have been first satisfied (or if such a date falls on a weekend or a holiday recognized by the state courts of Harris County, Texas, the first business day thereafter), or such other date as the Parties may agree in writing (the "Closing Date").

          2.6.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

               (a) the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed and acknowledged/notarized by Seller;

               (b) to the extent any of the Assets are burdened by Liens or Security Interests, executed and acknowledged/notarized originals of a Partial Release of Liens and Security Interests, or similar instruments, in a form reasonably satisfactory to Purchaser, releasing the Assets from any and all mortgages, liens, financing statements or other security interests and Seller shall cause such Partial Release to be filed in the appropriate offices within 24-hours of the Closing; and

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               (c) an executed statement described in Treasury Regulation
          1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.

               (d) the recorded Charter Documents of Seller, certified by the Secretary of State of the State of Texas dated within ten (10) Business Days of the Closing Date.


               (e) A certificate of the Secretary or other authorized representative of General Partner of Seller dated the Closing Date certifying (i) the adoption of resolutions of the Managers of the General Partner authorizing the transactions contemplated by this Agreement, (ii) the incumbency and signatures of those officers of the Managers of Seller that executed this Agreement and any documents or agreements related to the Closing, and (iii) a true and correct copy of the Charter Documents of Seller in effect on the Closing Date, all in form and substance reasonably satisfactory to Buyer;

               (f) a certificate of an executive officer of Seller dated the Closing Date certifying that the conditions to Buyer's obligation to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 have been satisfied in all respects;

               (g) the Registration Rights Agreement duly executed by Seller, in the form set forth in Exhibit B hereto, and any related documents or instruments necessary for the issuance of the Common Stock to Seller;

               (h) the Pledge Agreement duly executed by Seller, in the form set forth in Exhibit C hereto; and

               (i) such other documents, instruments and certificates as Buyer may reasonably request in connection with the transactions contemplated by this Agreement, provided that such documents shall be in form and substance acceptable to Seller.

          2.6.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

               (a) the payment described in Section 2.3.2;

               (b) a Certificate of Good Standing of Buyer dated within ten (10) Business Days of the Closing Date issued by the Secretary of State of the State of Nebraska;

               (c) a Certificate of Good Standing of Parent dated within ten
          (10) Business Days of the Closing Date issued by the Secretary of State of the State of Delaware;

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               (d) a certificate of the Secretary of Buyer dated the Closing
          Date certifying (i) the adoption of resolutions of the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement, (ii) the incumbency and signatures of those officers of Buyer that executed this Agreement and any documents or agreements related to the Closing, and (iii) a true and correct copy of the Charter Documents of Buyer in effect on the Closing Date, all in form and substance reasonably satisfactory to Seller;

               (e) a certificate of the Secretary of Parent dated the Closing Date certifying (i) the adoption of resolutions of the Board of Directors of Parent authorizing the transactions contemplated by this Agreement, (ii) the incumbency and signatures of those officers of Parent that executed this Agreement and any documents or agreements related to the Closing, and (iii) a true and correct copy of the Charter Documents of Parent in effect on the Closing Date, all in form and substance reasonably satisfactory to Seller;

               (f) A certificate of an executive officer of Buyer dated the Closing Date certifying that the conditions to Seller's obligations to consummate the transactions contemplated by this Agreement set forth in Section 8.2 have been satisfied;

               (g) the Registration Rights Agreement duly executed by Parent and Buyer, in the form set forth in Exhibit B hereto, and any related documents or instruments necessary for the issuance of the Common Stock to Seller including amendments which may be required to Buyer's Charter Documents (if any);

               (h) the Pledge Agreement duly executed by Buyer, in the form set forth in Exhibit C hereto; and

               (i) Such other documents, instruments and certificates as Seller may reasonably request in connection with the transactions contemplated by this Agreement provided that such documents shall be in form and substance acceptable to Buyer.

     2.7 Expenses. Seller and Buyer shall each pay their respective expenses incurred in connection with the negotiation, execution, closing, and performance of this Agreement, including without limitation, all legal fees and expenses. Without limitation of the foregoing, Buyer shall be responsible for and pay all sales, transfer, deed, stamp, notary public and other similar taxes, duties and transfer fees applicable to the transactions contemplated by this Agreement (other than stock transfer taxes), including fees to record transfer documents and all costs, expenses and fees related to acquiring Consents.

     2.8 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Liabilities of Seller (plus other relevant items) will be allocated to the Assets of Seller for Tax purposes in a manner mutually agreed upon by the Parties. Seller and Buyer will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

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     2.9 Casualty Loss During the Adjustment Period. The Parties agree that
Section 5.3(e), below, governs their rights in the event of a casualty loss occurring during the Adjustment Period.

                                  ARTICLE III
        Representations and Warranties of Seller and the General Partner

     Seller and the General Partner, jointly and severally, make the following representations and warranties to Buyer and Parent:

     3.1 Corporate Organization. Seller is a limited partnership duly organized, validly existing, under the laws of the State of Texas. Seller has all partnership power needed to own or lease and operate the Assets and to conduct its business as now conducted.

     3.2 Due Qualification. Seller is duly qualified to do business under the laws of each jurisdiction in which the nature of its Business or Assets makes such qualification necessary.

     3.3 Partnership Documentation. Copies of the Charter Documents that have been delivered to Buyer are complete and correct. The partnership interest transfer records of Seller are set forth in the limited partnership agreement. Other than as set forth in such records, no interest in Seller has been issued, sold or transferred.

     3.4 Capitalization. The Partners are and will be on the Closing Date the record and beneficial owners and holders of all of the partnership interests of Seller, free and clear of all Liens. There are no Contracts relating to the issuance, sale or transfer of any partnership interests of Seller.

     3.5 Authorization; Execution and Validity. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary partnership action. This Agreement has been duly and validly executed and delivered by Seller and the Partners, constitutes a valid and binding obligation of Seller and the Partners and is enforceable against Seller and the Partners in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. At or prior to Closing, Seller shall deliver to Buyer a certificate of Seller certifying that a resolution has been adopted by the managers of the General Partner of Seller authorizing the transactions contemplated by this Agreement.

     3.6 Financial Statements; Books and Records; Absence of Undisclosed Liabilities.

          3.6.1 Financial Statements. Seller has delivered to Buyer the account receivable records, meter readings, account payable records, and any related working documents requested by Buyer that Seller maintains relating to Seller's normal practice of accounting for the Assets. Such documents fairly present the financial condition and results of operations of the Seller as of the respective dates of and for the periods referred to in such documents. The Buyer recognizes that Seller does not maintain audited financial statements.

          3.6.2 Books and Records. To Seller's Knowledge, the books of account and other financial records of Seller which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

     3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7, during the sixty (60) days preceding the date of the Effective Time Seller has conducted its Business in the ordinary course consistent with past practices and there has been no material (a) event or occurrence that has had or is reasonably expected to have a Material Adverse Effect on the Assets, (b) amendment or termination of any Material Contract, Material Lease or Permit relating to the Assets, (c) destruction, damage or other loss to any of the Assets of Seller that is not covered by insurance and that is reasonably likely to result in a material interruption of Seller's Business, (d) sale, lease, or other disposition of any of the Assets of Seller other than Assets sold, leased or otherwise disposed of in the ordinary course of business , (e) purchase or lease of any Assets of Seller, other than Assets purchased or leased in the ordinary course of business, or (g) agreement or commitment by Seller to take any action described in this Section 3.7.

     3.8 No Conflict; Seller Consents. Except as set forth on Schedule 3.8, the execution, delivery and performance of this Agreement by each of Seller and the Partners will not to their Knowledge (a) violate any Law to which either Seller or Partners are subject, (b) violate any Charter Document, (c) violate any Order to which either Seller or Partners are a party or by which either Seller or Partners are bound, (d) require any consent, approval, authorization, waiver or notification from any Person, including any Governmental Authority, from any Person, including any Governmental Authority (other than consents related to the assignment of specific contracts, permits or licenses, collectively, a "Consent," which are addressed herein in section 5.1), (e) breach in any material respect any contract, agreement, or Permit of Seller, or (f) result in the creation of any Lien on any of the Assets of Seller.

     3.9 Easements. Each Easement is valid, existing and enforceable; there has not been, and there currently is not any event (with or without notice, lapse of time or both with respect thereto) that would result in the termination, impairment or limitation of any Easement; no future payments of any kind are due under any Easement in order to maintain its existence other than annual lease payments to the Mineral Management Service of the Department of Interior or other similar payments disclosed by Seller to Buyer; each Easement is perpetual or continues for a term of years; and the continuation, validity and enforceability of each Easement will not be disturbed by the transaction contemplated herein. Notwithstanding the above, Buyer acknowledges that the Mineral Management Service and other fee title owners of Real Property underlying the Easements may need to provide a Consent to the assignment of the Easements. The Parties' obligations with respect to obtaining such Consents are governed by those portions of Article V discussing Consents.

     3.10 Personal Property.

          3.10.1 Owned Personal Property. Subject to Permitted Liens, Seller has good and marketable title to all personal property comprising a portion of the Assets owned by Seller, other than (i) property that has been disposed of in the ordinary course of business, (ii) property that has been disposed of in transactions disclosed to Buyer prior to the date hereof, and (iii) Leased Personal Property.

          3.10.2 Leased Personal Property. Schedule 3.10.2 lists all of Seller's Material Leases of Personal Property that pertain to personal property comprising a portion of the Assets. All such Material Leases of Leased Personal Property are valid and binding and in full force and effect. There has been no breach of any such Material Lease by Seller or, to Seller's Knowledge, any other Person, which breach has not been cured or waived.

     3.11 Contracts. To Seller's Knowledge, Schedule 3.11 lists all written Contracts and describes in reasonable detail all unwritten Contracts to which the Assets of Seller are subject, meeting any of the following descriptions ("Material Contracts"):

          3.11.1 Contracts that could, by their terms, require payment or payments by or to Seller totaling more than Ten Thousand Dollars ($10,000.00) during any twelve (12) month period, and that relate to the Assets;

          3.11.2 Contracts relating to Borrowed Money Indebtedness or the creation of any guarantee or security interest affecting the Assets or contracts involve sums in excess of $50,000 which include indemnity obligations;

          3.11.3 Contracts entered into by Seller other than in the ordinary course of its business and that relate to the Assets;

          3.11.4 Contracts that materially limit the freedom of Seller to compete in any line of business or to conduct business in any geographic location, and that relate to the Assets;

          3.11.5 Contracts relating to the purchase, sale or combination of any business or line of business (by asset transfer, equity transfer, merger, consolidation or otherwise), and that relate to the Assets;

          3.11.6 Contracts relating to any joint venture, partnership or other cooperative arrangement with any third party other than the Organizational Documents of Seller or any Partner, and that relate to the Assets;

          3.11.7 Contracts imposing confidentiality obligations on Seller that relate to the Assets, other than such agreements involving the potential sale of the Assets to other prospective buyers from Seller;

          3.11.8 Contracts concerning the licensing of Intellectual Property that relate to the Assets; and

          3.11.9 Contracts between Seller and any Governmental Authority that relate to the Assets.

Contracts listed or described by Seller in Schedules 3.10.2, 3.17, and 3.19.2 will be deemed to have been listed or described in Schedule 3.11. To Seller's Knowledge, all Material Contracts are valid and binding in all material respects and in full force and effect. To Seller's Knowledge, there has been no material breach of any Contract by Seller or, to Seller's Knowledge, any other Person, which breach has not been cured or waived. Seller has not received from any other party to any Material Contract notification that such Material Contract is not in full force and effect, that Seller has failed to perform its obligations thereunder to date, or that any other party thereto has not performed its obligations thereunder to date unless disclosed on Schedule 3.11. To Seller's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in a material breach or violation of, or a default under, the terms of any Material Contract. Except as otherwise set forth on Schedule 3.11, no Material Contract will be revoked, invalidated or otherwise amended as a result of the consummation of the transaction contemplated by this Agreement.

     3.12 Litigation; Orders. Except as set forth on Schedule 3.12, there is no Action by any Person or by or before any Governmental Authority that is pending or, to Seller's Knowledge threatened, by, against or affecting the Assets or Seller's ability to convey its Assets. Except as set forth on Schedule 3.12, Seller's conveyance of the Assets, and the Assets themselves, are not subject to any Order.

     3.13 Environmental Matters. To Seller's Knowledge except as set forth in
Schedule 3.13, with respect to the ownership and operation of the Assets: (i) Seller and all of the Assets are in material compliance with all Environmental Laws; and (ii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge or disposal of any Hazardous Material, that could form the basis of any material claim against, or violation by Seller pursuant to any Environmental Law. No notice, notification, demand, request for information, citation, summons, complaint or Order has been received by, and no Action is pending, or to Seller's Knowledge threatened by any Person against the Assets with respect to any Environmental Law.

     3.14 Compliance with Laws.

          3.14.1 Compliance. To Seller's Knowledge, (i) Seller is in compliance with all applicable Laws in all material respects, (ii) Seller has not received any notification from any applicable Governmental Authority that it is not in compliance with any applicable Laws, and (iii) no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure of Seller to comply with the terms of any applicable Law in any material respect.

          3.14.2 Permits. Schedule 3.14.2 sets forth all Permits owned by Seller relating to the Assets and such Permits constitute all the authorizations that are necessary to carry on the Business as currently conducted. No action is pending or, to Seller's Knowledge, threatened to revoke or limit any such Permit which, if adversely determined, would have a Material Adverse Effect on the Assets. All of Seller's Permits are valid and in full force and effect and to Seller's Knowledge (i) Seller is not in default, and (ii) no condition exists that with notice or lapse of time or both would constitute a default, under such Permits. Seller has not received from any Governmental Authority notification that any Permit is not in full force and effect, has been violated in any material respect, or is subject to any suspension, revocation, modification or cancellation. Except as otherwise set forth on Schedule 3.14.2, no Permit will be revoked, invalidated or otherwise amended as a result of the transaction contemplated in this Agreement.

     3.15 Taxes. To the Knowledge of the Seller, there are no pending written proposed deficiencies or other written claims for unpaid Taxes related to the Assets.

     3.16 Insurance. Seller's insurance policies (including performance bonds) now in force and that will continue in force during the Adjustment Period (all of such policies, "Insurance Policies"), have been provided or made available to Buyer. Seller is not in default with respect to payment of premiums on any such policy. No notice of cancellation or termination of any Insurance Policy has been given to Seller by the carrier of such policy. Buyer acknowledges that Seller is not agreeing under this Agreement to insure the Assets beyond the date of Closing, and Buyer is responsible for obtaining any insurance it desires to have in effect after Closing.

     3.17 Affiliate Agreements. Schedule 3.17 lists each material Contract that relates to the Assets and that is between Seller and (a) any Partner, (b) any Affiliate of Seller or (c) any Affiliate of Seller which is currently in effect.

     3.18 Brokers. Except as set forth in Schedule 3.18, no person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Seller or Seller.

     3.19 The Pipeline; Condition of Assets.

          3.19.1 Except as set forth in Schedule 3.19.1, Seller has good and defensible title to the easements and rights of way which comprise the Pipeline free and clear of all Liens except for Permitted Liens; provided, however, that Seller's title is subject to the terms and conditions of each of said easements and right of way agreements.

          3.19.2 There are no contracts affecting the title to or possession of the Pipeline other than those set out in Schedule 3.19.2.

          3.19.3 Neither the whole nor any portion of the Pipeline has been condemned, requisitioned, or otherwise taken by any public authority, and no notice of any such condemnation, requisition, or taking has been received by Seller. To Seller's Knowledge, no such condemnation, requisition, or taking is threatened or contemplated. Seller has no Knowledge of any public improvements that may result in special assessments against the Pipeline.

          3.19.4 (a) except as disclosed in Schedule 3.19.4, Seller has all licenses, permits, and authorizations required to operate the Pipeline as currently operated by Seller, (b) except as disclosed in Schedule 3.19.4, Seller has such easements and rights as are necessary to operate the Pipeline as currently operated by Seller, and (c) to Seller's Knowledge, no fact or condition exists that has resulted or is reasonably likely to result in the termination or impairment of access to, or abandonment of, the Pipeline or discontinuation of utilities necessary to operate the Pipeline.

          3.19.5 Except as set forth in Schedule 3.19.5, Seller has delivered or made available to Buyer accurate, correct, and complete (in all material respects) copies of all (a) valid and existing leases, mortgages, deeds of trust, certificates of occupancy, easements, right of way agreements, existing title insurance policies, title reports, surveys, and all amendments thereof that are within Seller's possession or control with respect to the Pipeline, and (b) all maps, descriptions, schematics, locations and specifications of the Pipeline that are in the possession of Seller.

          3.19.6 Except as expressly set forth in this Section 3.19, the Seller makes no representation or warranty regarding the condition of the Pipeline and related assets, structures and equipment utilized by Seller, which assets are being acquired "as is, where is." Notwithstanding the foregoing, Seller has good and marketable title to the Assets and to Seller's Knowledge the Assets have been operated by Seller in material compliance with accordance with Title 49, C.F.R. Part 192.

     3.20 Investment Representations. Seller is acquiring the Common Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Shares and is capable of bearing the economic risks of such investment. Seller is an "accredited investor," as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Seller acknowledges and understands that the Common Stock will be subject to restrictions on resale as contemplated by Rule 503(d) of Regulation D.

     3.21 Certain Business Practices. Neither Seller, nor to Seller's Knowledge any partner, officer, agent or employee of Seller has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (assuming for purposes of this Section 3.21 that Seller is subject to Section 30A of the Exchange Act), or (c) made any other unlawful payment.

     3.22 Adjustment Period Collections and Receivables. Seller has not delivered or otherwise sent to any third party an invoice or other request for payment with respect to services provided by Seller during the Adjustment Period, and Seller has received no payment therefor.

     3.23 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS ARTICLE, BUYER ACKNOWLEDGES THAT (1) SELLER IS SELLING AND BUYER IS ACQUIRING THE ASSETS ON AN "AS IS", "WHERE IS" BASIS, WITHOUT ANY REPRESENTATIONS AND WARRANTIES CONCERNING THE ASSETS (EXPRESS, IMPLIED OR STATUTORY), (2) SELLER HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE WITH REGARD TO THE ASSETS AND SELLER HAS EXPRESSLY DISCLAIMED ANY WARRANTIES (EXPRESS, IMPLIED OR STATUTORY), AND (3) SELLER HAS NOT AND DOES NOT WARRANT DESCRIPTION, VALUE, QUALITY, OR CONDITION OF ANY OF THE ASSETS. BUYER FURTHER ACKNOWLEDGES THAT SELLER HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATION OR WARRANTY CONCERNING THE PRESENT OR FUTURE VALUE OF THE POSSIBLE INCOME, COSTS OR PROFITS IF ANY, TO BE DERIVED FROM THE ASSETS. BUYER HAS MADE INDEPENDENT INSPECTIONS, ESTIMATES, COMPUTATIONS, REPORTS, STUDIES, AND EVALUATIONS OF THE ASSETS AND HAS SATISFIED OR WILL SATISFY ITSELF PRIOR TO CLOSING WITH RESPECT TO THE CONDITION OF THE ASSETS.

                                   ARTICLE IV
               Representations and Warranties of Buyer and Parent

     Buyer and Parent, jointly and severally, make the following representations and warranties to Seller:

     4.1 Organization; Power and Authority.

          4.1.1 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska. Buyer has all corporate power needed to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by it. At or prior to the Closing, Buyer shall deliver to the Seller a certificate of the Buyer certifying that a corporate resolution has been adopted by the Board of Directors of the Buyer authorizing the transactions contemplated by this Agreement.

          4.1.2 Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all corporate power needed to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by it. At or prior to the Closing, Parent shall deliver to the Seller a certificate of the Parent certifying that a corporate resolution has been adopted by the Board of Directors of the Parent authorizing the transactions contemplated by this Agreement.

     4.2 Authorization; Execution and Validity. The execution, delivery and performance by Buyer and Parent of this Agreement and the consummation by Buyer and Parent of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary company action. This Agreement has been duly and validly executed and delivered by Buyer and Parent, constitutes a valid and binding obligation of Buyer and Parent and is enforceable against Buyer and Parent in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

     4.3 No Conflict; Buyer and Parent Consents. Except as set forth on Schedule 4.3, the execution, delivery and performance by Buyer and Parent of this Agreement will not (a) violate any Law to which Buyer or Parent is subject, (b) violate any Charter Document of Buyer or Parent, (c) violate any Order to which Buyer or Parent is a party or by which either is bound, (d) require any Consent from any Governmental Authority, or (e) breach any material Contract to which Buyer or Parent is a party or by which it is bound.

     4.4 Litigation; Orders. There is no Action by any Person or by or before any Governmental Authority that is pending or, to Buyer's Knowledge or Parent's Knowledge threatened against or affecting Buyer or Parent or any of their properties, assets, operations or business which would, if adversely determined, have a material adverse effect on Buyer's ability or Parent's ability to consummate the transactions contemplated by this Agreement, nor is Buyer or Parent subject to any Order which would have any such effect.

     4.5 SEC Filings; Financial Statements.

          4.5.1 The Parent has timely filed all forms, reports, documents, proxy statements and exhibits required to be filed with the SEC since December 31, 2005 (collectively, the "Parent SEC Reports"). The Parent SEC Reports
     (i) complied in all material respects, as of their respective dates of filing with the SEC, with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent's Subsidiaries (including Buyer) are required to file any form, report, proxy statement or other document with the SEC.

          4.5.2 The consolidated financial statements contained in the Parent SEC Reports complied, as of their respective dates of filing with the SEC, and the Parent SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, and the Parent SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-QSB under the Exchange Act and except as may be indicated in the notes thereto) and fairly present, and the financial statements contained in the Parent SEC Reports filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position of the Parent and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows of the Parent for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments

     4.6 Brokers. Except as set forth in Schedule 4.6, no Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Buyer or Parent.

     4.7 Common Stock. The shares of Common Stock that are being issued to Seller hereunder, when issued and delivered in accordance with the terms hereof for the consideration described herein will be duly and validly issued, fully paid and nonassessable, will not be subject to any preemptive rights or rights of first refusal, and will be free of any liens or encumbrances. Based in part upon the representations of Buyer and Parent in this Agreement, the Common Stock will be issued in compliance with all applicable federal and state securities laws. Buyer and Parent represent and warrant to Seller that no securities Law filings are required by Buyer or Parent in connection with this transaction except as set forth in Schedule 4.7.

     4.8 Certain Business Practices. Neither Buyer nor Parent, nor to their Knowledge any partner, officer, agent or employee of Buyer or Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (assuming for purposes of this Section 4.8 that Buyer or Parent is subject to Section 30A of the Exchange Act), or (c) made any other unlawful payment.

     4.9 Limitations on Seller's Representations and Warranties. Buyer acknowledges that prior to the Effective Time, Buyer and its representatives were permitted such access to the books and records and other properties and assets of Seller that it and its representatives have desired or requested to see and/or review, and that it and its representatives have had such opportunity to meet with the officers and employees of Seller to discuss the businesses and assets of Seller as Buyer deemed necessary. Buyer and Seller intend that Buyer rely primarily on its due diligence inspections in making its decision to enter into this Agreement.

                                   ARTICLE V
                      Covenants of Seller and the Partners

     5.1 Cooperation by Seller and the Partners. From the date hereof through the Closing Date, Seller and the Partners shall use commercially reasonable efforts to take all actions and to do all things reasonably necessary to consummate the transactions contemplated by this Agreement and to cooperate with Buyer in connection with the foregoing, including using commercially reasonable efforts to obtain all of the Consents. Unless required for consummation of the transactions contemplated by this Agreement, Seller and the Partners shall have no obligation to amend, or cause to be amended, any Contract, to change, or cause to be changed, any Permit, or to make, or cause to be made, any payment to obtain any Consent; provided, however, that in the event Seller and the Partners make any payment needed in order to obtain the Consents, then Buyer shall be responsible for reimbursing Seller the amount of such payment.

     5.2 Pre-Closing Access to Information. From the date hereof through the Closing Date, Seller and the Partners shall (a) afford to Buyer, its accountants, advisors, and its counsel reasonable access, in a reasonable manner, upon reasonable notice and at reasonable times, access to each of Seller's personnel, properties, contracts, books and records, and other documents and data related to the Assets, (b) furnish Buyer, its accountants, advisors, and its counsel with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request related to the Assets, and (c) furnish Buyer, its accountants, advisors, and its counsel with such additional financial, operating, and other data and information as Buyer may reasonably request related to the Assets. Notwithstanding the foregoing, Seller shall not be required to provide Buyer with any matters subject to attorney client privilege or confidentiality agreements (if any).

     5.3 Conduct of Business. With respect to the Assets, from the date hereof through the Closing Date, Seller shall, and the Partners shall cause Seller to use commercially reasonable efforts to: (a) preserve Seller's relationships with suppliers, customers and Employees; (b) maintain the Insurance Policies; (c) perform its obligations under the Material Contracts and the Permits in all material respects; (d) materially comply with all applicable Laws, including all Environmental Laws, except as would not constitute a Material Adverse Effect;
(e) maintain and repair the Assets as would a reasonably prudent operator and not alter, modify or discontinue any normal maintenance, repair or inspections relating to the Assets (in the event of any casualty, loss, damage to, or disposal or consumption of, any of the Assets prior to Closing, Seller shall either repair or replace such Assets with Assets of comparable function and quality or, if Buyer agrees, transfer to Buyer at Closing the proceeds of any insurance recovery with respect thereto); (f) maintain its books, accounts and records in accordance with past custom and practices as applied by Seller on a consistent basis, and (g) carry on the Business in the ordinary course. Seller shall not, and the Partners shall cause Seller to not, in connection with the conduct of the Business, without the prior written consent of Buyer:

          5.3.1 incur any additional Borrowed Money Indebtedness;

          5.3.2 sell, lease, exchange, assign or transfer, or permit the creation of any Lien on, any of the Assets of Seller, except for any such Assets disposed of in the ordinary course of business;

          5.3.3 enter into any Material Contract or Material Lease relating to the Assets;

          5.3.4 amend or terminate any Material Contract, Material Lease or Permit relating to the Assets;

          5.3.5 waive any material right, forgive any material debt or release any material claim relating to the Assets;

          5.3.6 accelerate or delay the sale of services or equipment constituting the conduct of the Business or the collection of accounts receivable of Seller in a manner that is not in the ordinary course of business;

          5.3.7 adopt any amendments to Seller's Charter Documents;

          5.3.8 make any change in any of its respective methods of accounting in effect at December 31, 2006,; make or rescind any election relating to any Taxes; or settle or compromise any Action, except for matters that would not reasonably be expected to have a Material Adverse Effect with respect to the Assets; or

          5.3.9 Reserved.

          5.3.10 agree to take any of the actions described in Sections 5.3.1 through 5.3.10.

     5.4 Further Assurances. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after the Closing, Seller and the Partners shall execute and deliver all reasonable instruments and documents (provided they are in form and substance acceptable to Seller) and take all other action that Buyer may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement, provided that neither Seller nor the Partners shall be required to incur unreasonable expense in connection with its obligation under this
Section 5.4.

     5.5 Cooperation. Prior to the Closing, Seller and the Partners shall provide commercially reasonable cooperation to Buyer and shall take all actions that are commercially reasonable and requested by Buyer to ensure a smooth transition of the ownership of the Assets from Seller to Buyer, provided that neither Seller nor the Partners shall be required to incur unreasonable expense in connection with the obligation under this Section 5.5.

     5.6 Supplements to Schedules. If any event occurs or condition changes that causes any of its representations or warranties in this Agreement to be inaccurate, Seller shall notify Buyer thereof in writing (an "Update"). Seller shall supplement the Schedules to account for any such event or change. In the event that any Update shall concern a Material Adverse Effect to the Assets after the Effective Time, Buyer shall have ten (10) Business Days from receipt of notice of such Update to notify Seller as to whether Buyer accepts or rejects such Update or objects to such Material Adverse Effect. If Buyer rejects such Update or Material Adverse Effect, Seller and Buyer shall negotiate in good faith to amend this Agreement (including the Purchase Price and/or other appropriate terms) to account for the Update or Material Adverse Effect in a manner mutually acceptable to Seller and Buyer. If Buyer and Seller cannot agree on a mutually acceptable amendment to this Agreement within ten (10) Business Days after Buyer's notice of rejection to Seller, Buyer shall have the right to terminate this Agreement without penalty by providing written notice of termination within five (5) Business Days after the expiration of such period. If Buyer does not terminate this Agreement as set forth in the preceding sentence, and the transaction hereunder closes, then Buyer shall be deemed to have accepted the Update or Material Adverse Effect and to have waived any rights to seek indemnity or damages in relation thereto.

     5.7 Notice of Breach. If at any time on or before the Closing Date, Seller obtains any knowledge (whether through investigation or otherwise) of any fact, condition or event constituting a breach of any representation or warranty of Buyer set forth herein or any document referred to herein, then Seller shall immediately upon obtaining such knowledge inform Buyer thereof and of such breach.

     5.8 Transition Cooperation. From the date hereof and continuing after the Closing Date for a period of ninety (90) days, Seller and the Partners agree to provide commercially reasonable assistance with respect to the transition of the Assets to Buyer and to assist Buyer and Buyer's independent accounting firm in connection with the preparation of historical and pro forma financial statements and other disclosures to the extent required pursuant to the reporting requirements applicable to Parent under the Exchange Act. Nothing contained herein is intended to require Seller or the Partners to incur any expenses in connection with such assistance, and Buyer shall reimburse Seller and the Partners for all third party costs incurred in connection with such assistance.

                                   ARTICLE VI
                          Covenants of Buyer and Parent

     6.1 Cooperation by Buyer. From the date hereof through the Closing Date, Buyer and Parent shall use commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Seller in connection with the foregoing, including using commercially reasonable efforts to obtain all of the Consents, provided that Buyer shall not be required to incur unreasonable expense in connection with its obligation under this Section 6.1.

     6.2 Further Assurances. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after the Closing, Buyer and Parent shall execute and deliver all instruments and documents and take all other action that Seller may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement, provided that neither Buyer nor Parent shall be required to incur unreasonable expense in connection with its obligation under this Section 6.2.

     6.3 Notice of Breach. If at any time on or before the Closing Date, Buyer or Parent obtain any knowledge (whether through investigation or otherwise) of any fact, condition or event constituting a breach of any representation or warranty of Seller set forth herein or any document referred to herein, then Buyer or Parent shall immediately upon obtaining such knowledge inform Seller thereof and of such breach.

     6.4 Supplements to Schedules. If any event occurs or condition changes that causes any of its representations or warranties in this Agreement to be inaccurate, Buyer shall notify Seller thereof in writing (an "Update"). In the event that any Update shall concern a Material Adverse Effect after the Effective Time, Seller shall have ten (10) Business Days from receipt of notice of such Update to notify Buyer as to whether Seller accepts or rejects such Update or objects to such Material Adverse Effect. If Seller rejects such Update or Material Adverse Effect, Seller and Buyer shall negotiate in good faith to amend this Agreement (including the Purchase Price and/or other appropriate terms) to account for the Update or Material Adverse Effect in a manner mutually acceptable to Seller and Buyer. If Buyer and Seller cannot agree on a mutually acceptable amendment to this Agreement within ten (10) Business Days after Seller's notice of rejection to Buyer, Seller shall have the right to terminate this Agreement without penalty by providing written notice of termination within five (5) Business Days after the expiration of such period. If Seller does not terminate this Agreement as set forth in the preceding sentence, and the transaction hereunder closes, then Seller shall be deemed to have accepted the Update or Material Adverse Effect and to have waived any rights to seek indemnity or damages in relation thereto.

                                  ARTICLE VII
                              Additional Agreements

     7.1 Governmental Matters.

          7.1.1 Governmental Approvals. The Parties shall comply with all Laws which are applicable to any of the transactions contemplated hereby and pursuant to which government notification or approval of such transaction is necessary. The Parties shall cooperate with one another in providing any information about Seller or Buyer or Parent which is required for this purpose and in promptly filing, separately or jointly, any applications for such government notification or approval. The Parties shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.

          7.1.2 No Required Dispositions or Other Adverse Actions. Notwithstanding any other provision of this Agreement to the contrary, no Party or its Affiliates shall be obligated, in order to obtain any Permit or other approval by any Governmental Authority that is necessary to consummate the transactions contemplated hereby, to hold, separate, sell or otherwise dispose or make reductions in the scope or use of its businesses, assets or properties.

     7.2 Tax Information and Assistance. With respect to taxes relating to the Assets, the Parties shall provide each other with such commercially reasonable assistance as may be requested by them in connection with the preparation of any Tax Return, any Tax audit or other examination by any Governmental Authority, or any judicial or administrative proceedings related to liability for Taxes. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

     7.3 Books and Records.

          7.3.1 Access and Assistance. For a one (1) year period ending on the first anniversary of the Closing, each Party shall provide the other Party with commercially reasonable access during normal business hours to its books and records relating to the Assets (other than books and records protected by the attorney-client privilege) to the extent that they relate to the condition or operation of the Assets prior to or after the Closing and are requested by such Party to prepare its Tax Returns, or to respond to Third Party Claims (not involving the other Party). Each Party shall have the right, at its own expense, to make copies of any such books and records.

          7.3.2 Confidentiality. Each Party may take such action which it deems to be commercially reasonable to separate or redact information unrelated to the Assets from documents and other materials requested and made available pursuant to this Section 7.3 and may condition the other Party's access to documents and other materials that it deems confidential to the execution and delivery of an agreement by the other Party not to disclose or misuse such information.

                                  ARTICLE VIII
                         Conditions Precedent to Closing

     8.1 Conditions Precedent to Buyer's and Parent's Obligations. The obligation of Buyer and Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Buyer.

          8.1.1 Accuracy of Representations and Warranties. The representations and warranties of Seller and the General Partner in this Agreement that are qualified as to materiality are accurate, and any such representations and warranties that are not so qualified are accurate, in all material respects, as of the date of this Agreement and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, in which case such representations and warranties qualified as to materiality are true and correct, and those not so qualified are true and correct in all material respects, on and as of such earlier date).

          8.1.2 Performance of Covenants. Seller and the Partners have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Seller and the Partners prior to or at the Closing.

          8.1.3 No Material Adverse Effect. There has been no change having a Material Adverse Effect on the Assets.

          8.1.4 Deliveries. Seller has delivered to Buyer the documents required by Section 2.7.2.

          8.1.5 No Order. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby.

          8.1.6 Pipeline Condition. The Pipeline is in operational condition, as operated by Seller in accordance with past practice.

          8.1.7 Insurance. There shall be no meteorological event occurring which prevents Buyer from obtaining insurance coverage on the Assets on the Closing Date, unless Buyer is able to become the assignee of the Seller's current insurance on the Assets.

     8.2 Conditions Precedent to Seller's and the Partners' Obligations. The obligation of Seller and the Partners' to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Seller.

          8.2.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer and Parent in this Agreement that are qualified as to materiality are accurate, and any such representations and warranties that are not so qualified are accurate, in all material respects, as of the date of this Agreement and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, in which case such representations and warranties qualified as to materiality are true and correct, and those not so qualified are true and correct in all material respects, on and as of such earlier date).

          8.2.2 Performance of Covenants. Buyer and Parent have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Buyer and Parent prior to or at the Closing.

          8.2.3 Deliveries. Buyer and Parent have delivered to Seller the payments and documents required by Section 2.3.

          8.2.4 No Order. No Order is in effect forbidding or enjoining the consummation of the transactions contemplated hereby.



                                   ARTICLE IX
                        Termination Prior to Closing Date

     9.1 Termination. This Agreement may be terminated prior to the Closing Date only as follows:

          9.1.1 By either Buyer or Seller upon written notice to the other Party if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived in writing or cured within fifteen (15) days after receipt of such notice by the Party committing such breach;

          9.1.2 By Buyer pursuant to the terms of Section 5.6;

          9.1.3 By Seller pursuant to the terms of Section 6.4;

          9.1.4 By the mutual written consent of the Buyer and Seller; or

          9.1.5 By either Buyer or Seller upon written notice to the other Party if the conditions precedent to the Closing set forth in Article 8 shall not have occurred or been waived by the appropriate Party on or before September 30, 2007; provided, however, that the right to terminate this Agreement under this Section shall not be available to any Party whose breach of any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

     9.2 Effect of Termination. If this Agreement terminates pursuant to Section 9.1, no Party shall have any liability or obligation to the other Party hereunder; provided, however, that no such termination shall relieve any Party of any liability for Damages resulting from a breach of this Agreement or liability that otherwise existed as of the date of such termination.

                                   ARTICLE X
                                 Indemnification

     10.1 Indemnification by Seller and the General Partner. Subject to the other provisions of this Article 10, from and after the Closing Date, Seller and the General Partner shall, jointly and severally, defend, indemnify and hold Buyer, Parent, their Affiliates and their respective employees, officers, directors and agents (the "Buyer Indemnitees") harmless from and against any and all Damages suffered by any Buyer Indemnitee arising out of:

          10.1.1 the breach of any representation or warranty made by Seller in this Agreement or in any certificate required to be executed and delivered by Seller, the Partners or their respective officers at the Closing pursuant to this Agreement;

          10.1.2 the failure of Seller to perform any covenant or obligation by Seller contained in this Agreement or any other agreement required to be executed and delivered by Seller at the Closing pursuant to this Agreement; or

          10.1.3 any Retained Liability.

     10.2 Indemnification by Buyer and Parent. Subject to the other provisions of this Article 10, from and after the Closing Date, Buyer and Parent, jointly and severally, shall defend, indemnify and hold Seller, the Partners, their Affiliates and their respective employees, officers, directors and agents (the "Seller Indemnitees") harmless from and against any Damages suffered by any Seller Indemnitee arising out of:

          10.2.1 the breach of any representation or warranty made by Buyer or Parent in this Agreement or in any certificate required to be executed and delivered by Buyer or Parent or their officers at the Closing pursuant to this Agreement;

          10.2.2 the failure of Buyer or Parent to perform any covenant or obligation by Buyer or Parent contained in this Agreement or any other agreement required to be executed and delivered by Buyer or Parent at the Closing pursuant to this Agreement; or

          10.2.3 any Assumed Liability.

     10.3 Notice and Resolution of Claims.

          10.3.1 Notice. Each person entitled to indemnification pursuant to
     Section 10.1 or Section 10.2 (an "Indemnitee") shall promptly give written notice to the indemnifying Party, in accordance with Section 12.7, after obtaining knowledge of any claim that it may have pursuant to this Article 10; provided, however, the failure of any Indemnitee to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the indemnifying Party from any of its indemnification obligations hereunder except to the extent such failure prejudices the rights or defenses of the indemnifying Party. Such notice shall set forth in reasonable detail the claim and the basis for indemnification.

          10.3.2 Right to Assume Defense. If such claim for indemnity shall arise from a claim or Action involving a third party (a "Third Party Claim"), the Indemnitee shall permit the indemnifying Party to assume its defense. If the indemnifying Party assumes the defense of such Third Party Claim, it shall take all reasonable steps necessary to investigate, defend or settle such Action. The indemnifying Party shall keep the Indemnitee informed of the progress of the defense of any such Third Party Claim. Without the written consent of the Indemnitee, the indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the Indemnitee by the claimant or plaintiff making the Third Party Claim without the imposition of any injunction or other equitable relief against the Indemnitee. The Indemnitee may participate in such defense or settlement through its own counsel, but at its own expense provided that if there is an actual conflict of interest between Indemnitee and the indemnifying Party with respect to such Third Party Claim, the Indemnitee may retain its own counsel at the indemnifying Party's expense. In the event that the Indemnitee elects to participate in the defense of a Third Party Claim, the indemnifying Party and the Indemnitee shall mutually cooperate and make available to the other witnesses, records and materials related to the matter. No Third Party Claim that is being defended in good faith by the indemnifying party shall be settled or compromised by the Indemnitee without the written consent of the indemnifying Party.

          10.3.3 Failure to Assume Defense. Failure by the indemnifying Party to notify the Indemnitee of its election to assume the defense of any Third Party Claim within thirty (30) days after its receipt of notice thereof pursuant to Section 10.3.1 shall be deemed a waiver by the indemnifying Party of its right to assume the defense of such Third Party Claim. In such event, the Indemnitee may defend against such Third Party Claim in any manner it deems appropriate. The Indemnitee may settle such Third Party Claim or consent to the entry of any judgment with respect thereto, provided that it acts in good faith and in a commercially reasonable manner.

          10.3.4 Survival. Neither Party shall have any obligation to indemnify any Indemnitee pursuant to Sections 10.1 or 10.2 unless such Indemnitee has given written notice to such Party in accordance with Section 10.3.1 prior to the expiration of twelve (12) months after the Closing Date, except in the case of those representations and warranties set forth in Sections 3.14 and 3.19 (the "Extended Representations") which shall survive until the

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


     earlier of (i) the expiration of the statutory limitation periods pertaining to the respective events which may constitute a breach of such representations and warranties, or the expiration of three (3) years after the Closing Date.

     10.4 Limits on Indemnification.

          10.4.1 Thresholds and Basket. Seller and the General Partner shall be liable to the Buyer Indemnitees for Damages that are indemnifiable pursuant to Section 10.1.1, and Buyer and Parent shall be liable to the Seller Indemnitees for Damages that are indemnifiable pursuant to Section 10.2.1, but in either case, only if (a) amount of Damages for each claim exceeds a de minimus threshold of $5,000.00 (unless such claim is part of a related series of breaches of representations and warranties) before it may be asserted, but if that threshold is exceeded the first dollar of the claim is applied against the Basket, and (b) the aggregate amount of such Damages to all Buyer Indemnitees or all Seller Indemnitees, respectively, exceeds $25,000.00 (the "Basket"), and then only with respect to Damages which in the aggregate exceed $25,000.

          10.4.2 Limit of Liability. The total aggregate liability of Seller and its General Partner for any claims for Damages arising under Section 10.1.1 of this Agreement shall not exceed in the aggregate the cash portion of the Purchase Price.

          10.4.3 Consequential Damages; Insurance; Taxes. Neither Seller and the General Partner, on the one hand, nor Buyer and Parent, on the other hand, shall have any obligation to indemnify any Seller Indemnitee or Buyer Indemnitee for any other Damages that are (a) recoverable by the Indemnitee from any third party (including insurers to the extent recoverable), except to the extent of any deductible, retention or demonstrated increase in premiums related thereto, or (b) offset by tax savings realized on account of such Damages by the Indemnitee or any of its Affiliates (to the extent and at the time of such tax savings). Notwithstanding anything to the contrary contained in this Agreement, no Party hereto shall be entitled to recover from any other Party hereto any amount in respect of exemplary, punitive, special, indirect, consequential, remote, or speculative damages, including lost profits.

          10.4.4 Exclusive Remedy. This Article 10 sets forth the exclusive remedy owing from Seller and the General Partner to the Buyer Indemnitees and from Buyer and Parent to Seller Indemnitees that arise from the matters described in Sections 10.1 and 10.2. Seller, the Partners, the General Partner, Buyer, and the Parent hereby waive any other claim or cause of action that each might assert against the other Party with respect to the matters described in Sections 10.1 and 10.2.

          10.4.5 Indemnity Payments. All payments made pursuant to this Article 10 (other than interest payments) shall be treated by the Parties on all Tax Returns as an additional payment or rebate, as the case may be, of the Purchase Price.

          10.4.6 Payment and Assignment of Claims. Upon final determination by the Parties or by a court of competent jurisdiction that an Indemnitee is entitled to indemnification under this Article 10, the indemnifying Party shall promptly pay or reimburse, as appropriate, the Indemnitee for any

     Damages to which it is entitled to be indemnified hereunder. Neither Party nor its Affiliates shall permit any exercise of any right of set-off against the other Party or its Affiliates until such final determination is made.

     10.5 Other Indemnitees. Buyer and Parent shall cause Buyer Indemnitees, and Seller and the General Partner shall cause Seller Indemnitees, to comply with the provisions and to abide by the limitations set forth in this Article 10.

                                   ARTICLE XI
                                Employee Matters

     Buyer and Parent do not intend to hire or otherwise retain any employee of Seller or the Partners after the Closing Date, and Buyer and Parent shall have no obligation to such employees and any obligation or Liability with respect to such employees shall be deemed a "Retained Liability."

                                  ARTICLE XII
                                 Miscellaneous

     12.1 Severability. If any provision of this Agreement as applied to any Party or to any circumstance shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, (i) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect and (ii) the application of such provision to any other part or to any other circumstance shall not be affected or impaired thereby.

     12.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors, whether by merger, consolidation or otherwise, and permitted assigns of the Parties; provided, however, that neither this Agreement nor any of the rights or obligations thereunder may be assigned by any Party without the prior written consent of the other Party. Any assignment in violation of this Section 12.2 shall be null and void.

     12.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

     12.4 Headings. The captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

     12.5 Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

     12.6 No Third-Party Beneficiaries. Nothing in this Agreement shall create or confer upon any Person (including but not limited to any employees), other than the Parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement, except as expressly provided herein.

     12.7 Notices. Unless otherwise provided, all notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, in each case, if on a Business Day, and otherwise on the next Business Day, (b) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (c) the second Business Day following deposit with a nationally recognized overnight courier. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

          If to Buyer or Parent:

                   Gateway Energy Corporation
                   500 Dallas Street, Suite 2615
                   Houston, Texas 77002
                   Attention:     Chief Executive Officer
                   Telephone:     713-336-0844
                   Facsimile:     713-336-0855

          with a copy to:

                   Stinson Morrison Hecker LLP
                   1201 Walnut Street, Suite 2900
                   Kansas City, MO 64106
                   Attention:     Craig L. Evans
                   Telephone:     (816) 842-8600
                   Facsimile:     (816) 691-3495


          If to Seller or the Partners:

                   Gulfshore Midstream Pipelines, Ltd.
                   10375 Richmond Avenue, Suite 900
                   Houston, Texas 77042
                   Attention:  Jerry Verbout and Paul VanderLinden
                   Telephone:  713-334-8914
                   Facsimile:  713-334-8915
          with copies to:

                   Shannon, Martin, Finkelstein & Alvarado, P.C.
                   909 Fannin St., Suite 2400
                   Houston, Texas 77010
                   Attention:  Nancy F. Martin/Jeff Koch
                   Telephone:  713-646-5500
                   Facsimile:  713-752-0337

or at such other address or facsimile number for a Party as shall be specified in writing by that Party.

     12.8 Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Texas applicable to agreements made and to be performed wholly within such jurisdiction, without regard to conflicts of law principles.

     12.9 Interpretation.

          12.9.1 Unless specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

          12.9.2 No provision of this Agreement shall be interpreted in favor of, or against, either of the Parties by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     12.10 Confidentiality and Public Announcements. No public release or announcement of the proposed transaction or related discussions or negotiations shall be made without the advance approval thereof by Buyer and Seller, except as may be required by Law (including Buyer's reporting requirements under the Securities Exchange Act of 1934, as amended) or legal process, in which case the other Party shall receive prior notification and opportunity for review before release. Seller and Buyer shall agree on the terms of any public releases or other announcements related to this Agreement and shall consult with each other before issuing any public releases or other announcements related to this Agreement. In addition, the Parties agree to consult with, and provide commercially reasonable cooperation to, each other with respect to the form and content of any communication to Employees, customers, suppliers and others having dealings with Seller concerning this Agreement and the transactions contemplated thereby through the Closing Date. Notwithstanding the foregoing, Buyer shall be permitted to discuss the proposed transaction with lenders and investors and Governmental Authorities responsible for issuing any required authorizations in connection with the Assets.

     12.11 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, constitutes the sole understanding of the Parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all prior agreements and understandings, written and oral, between the Parties with respect to the subject matter hereof and thereof. No Party shall be liable or bound to any other Party in any manner by any promises, conditions, representations, warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

     12.12 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement, including any Schedules and Exhibits, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.

     12.13 Confidentiality. The Parties acknowledge that the Confidentiality Agreements dated as of June 27, 2007 shall remain in full force and effect.

            [The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date set forth above.

                                            GATEWAY ENERGY CORPORATION


                                            By:  /s/  Robert Panico
                                               --------------------------------
                                            Name:     Robert Panico
                                            Title:    President and
                                                      Chief Executive Officer


                                            GATEWAY OFFSHORE PIPELINE COMPANY


                                            By:  /s/  Robert Panico
                                               --------------------------------
                                            Name:     Robert Panico
                                            Title:    President


                                            GULFSHORE MIDSTREAM PIPELINES, LTD.


                                            By:  /s/  Jerry Verbout
                                               --------------------------------
                                            Name:     Jerry Verbout
                                            Title:    Manager and
                                                      Chief Executive Officer of
                                                      Gulfshore  Midstream, LLC,
                                                      Sole General Partner of
                                                      Gulfshore Midstream
                                                      Pipelines, Ltd.


                                            GULFSHORE MIDSTREAM, LLC


                                            By:  /s/  Jerry Verbout
                                               --------------------------------
                                            Name:     Jerry Verbout
                                            Title:    Manager and
                                                      Chief Executive Officer


                                            TRAILBLAZER PARTNERS, LTD.


                                            By:
                                               --------------------------------
                                            Name:
                                                  -----------------------------
                                            Title:
                                                  -----------------------------


                                            BAYOU TRAIL ENTERPRISES, LTD.


                                            By:
                                               --------------------------------
                                            Name:
                                                  -----------------------------
                                            Title:
                                                  -----------------------------